Exhibit 99.2

COMMUNITY HEALTH SYSTEMS ANNOUNCES EXECUTIVE PROMOTIONS

Tim L. Hingtgen Promoted to Executive Vice President of Operations

John W. McClellan Promoted to Division President, Division IV Operations

FRANKLIN, Tenn. (April 25, 2016) – Community Health Systems, Inc. (NYSE: CYH) announced two executive promotions today that will become effective May 1, 2016.

Tim L. Hingtgen will be promoted to Executive Vice President of Operations. Hingtgen joined Community Health Systems in 2008 as a Vice President of Operations and, in January 2014, was promoted to President of Division IV Operations. He has more than twenty years of executive level healthcare management experience. At Community Health Systems, he has successfully overseen the operations of affiliated hospitals in Alaska, Arizona, California, Oklahoma, Oregon, Utah, Washington and Wyoming. Hingtgen has worked with some of the Company’s most successful affiliated hospitals and also has demonstrated his ability to help turn around underperforming facilities. He has been instrumental in developing regional networks and integrated healthcare systems in highly competitive markets. In his newly created role, Hingtgen will work directly with the Company’s chief executive, chief operating and chief financial officers to advance the organization’s most strategic priorities and to help elevate operational and financial performance in key markets. Prior to joining Community Health Systems, Hingtgen served as a chief operating or chief executive officer of facilities in Arizona, Indiana and Nevada. He holds a master’s degree in business administration from the University of Nevada, Las Vegas.

John W. McClellan will be appointed President of Division IV Operations. He will have management responsibility for 31 affiliated hospitals in New Jersey, Ohio, Oklahoma, and Pennsylvania. McClellan joined Community Health Systems in 2009 as a Vice President of Operations. During his tenure, he has worked to successfully acquire and integrate affiliated hospitals in Indiana and Pennsylvania. He also has been a leader in the Company’s effort to establish clinically integrated networks in key markets. McClellan has twenty years of healthcare management experience. Prior to joining Community Health Systems, he served as chief executive officer of hospitals in Florida, Missouri and North Carolina. He holds a master’s degree in healthcare administration from the University of Kentucky.

Commenting on these executive appointments, Smith said, “We are fortunate to have a bench of highly accomplished healthcare professionals who are ready to move to the next level of responsibility. Tim Hingtgen is a results-driven operator who has capably managed healthcare systems in diverse and complex markets. As we leverage Tim’s expertise and experience across our enterprise, I am confident he will continue to have a positive impact on our overall operations. John McClellan is a strong and proven hospital executive who has pushed innovation into our markets while demonstrating the ability to generate solid operational and financial results. His experience and fresh perspectives will further complement our management team as we move forward to achieve our goals.”

Community Health Systems also announced a realignment of its operating divisions, effective May 1, 2016, reducing the number of divisions from six to five and reorganizing its portfolio in advance of the planned spin-off of Quorum Health Corporation. The spin-off is expected to be completed on April 29, 2016.

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Community Health Systems Announces Executive Promotions

April 25, 2016

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the largest publicly traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. Through its subsidiaries, the Company currently owns, leases or operates 198 affiliated hospitals in 29 states with an aggregate of approximately 30,000 licensed beds.

The Company has announced plans for a spin-off transaction to create a new, publicly traded company, Quorum Health Corporation, with 38 affiliated hospitals and related outpatient services in 16 states, together with Quorum Health Resources, LLC, a subsidiary providing management advisory and consulting services to non-affiliated hospitals. The transaction is expected to become effective on April 29, 2016.

The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Forward-Looking Statements

Statements contained in this news release regarding expected operating results, acquisition transactions or divestitures and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

W. Larry Cash

President of Financial Services

and Chief Financial Officer

(615) 465-7000

Media Contact:

Tomi Galin

Senior Vice President of Corporate

Communications and Marketing

(615) 628-6607

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